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          STATE OF
               NORTH                                      Department of The
                    CAROLINA                           Secretary of State



                    To all whom these presents shall come, Greetings:

                    I, Rufus L. Edmisten, Secretary of State of the

               State of  North Carolina, do hereby certify the following and hereto  attached to be a true copy of



                                ARTICLES OF AMENDMENT

                                          OF

                                      CULP, INC.





               the original of which was filed in this office on the

               27th day of December, 1994.



                                      IN WITNESS WHEREOF, I have hereunto
                                      set my hand and affixed my seal at the
                                      City of Raleigh, this 27th day of
                                      December, 1994.



                                             Secretary of State

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                                ARTICLES OF AMENDMENT
                                          OF
                                      CULP, INC.

               The undersigned corporation hereby submits these Articles of

          Amendment for the purpose of amending its articles of incorporation:

               1.   The name of the corporation is Culp, Inc.

               2.   The following amendment to the articles of

          incorporation of the corporation was adopted by its shareholders on the 20th day of September, 1994, in the manner prescribed by law:

               The Articles of Incorporation shall be amended by

               deleting Article 4 in its entirety and substituting the

               following text as Article 4:

                    4.   The corporation shall have the authority to issue

                    fifty million (50,000,000) shares consisting of forty

                    million (40,000,000) shares of common stock with a par

                    value of five cents ($0.05) per share and ten million

                    (10,000,000) shares of preferred stock with a par value

                    of five  cents ($0.05) per share, the rights,

                    preferences and limitations of which preferred stock

                    may be determined from time to time in the discretion

                    of the Board of Directors.

               3.   These articles will become effective upon filing.

               This the 21st day of December, 1994.


                                        CULP, INC.

                                            /s/ Robert G. Culp, III
                                        By: ___________________________
                                             Robert G. Culp, III
                                             Chief Executive Officer